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EXHIBIT 21.1

Subsidiaries of Registrant

Name	Jurisdiction of Incorporation
Vyyo Ltd.	Israel
Vyyo Asia, Inc.	Delaware
Vyyo Brasil Ltda.	Brazil
Vyyo Hong Kong Inc.	Delaware
Xtend Networks Ltd.	Israel
Xtend Networks Inc.	Delaware

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  EXHIBIT 21.1
Subsidiaries of Registrant